     Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR FEBRUARY
     Dallas, Texas, February 5, 2008 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.48204 per unit, payable on February 29, 2008, to unit holders of record on February 15, 2008.
     This distribution reflects primarily the oil production for November 2007 and the gas production for October 2007. Preliminary production volumes are approximately 43,912 barrels of oil and 578,375 mcf of gas. Preliminary prices are approximately $87.71 per barrel of oil and $6.32 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)

Current Month	43,912	578,375	$87.71	$6.32

Prior Month	32,248	500,289	$82.89	$5.95
     Due to the timing of the end of the month of January, approximately $327,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in January and prior to this press release, approximately $1,152,000 in revenue has been received.
     Also, approximately $45,000 for 2007 Ad Valorem taxes is being deducted from this month’s distribution as compared to $110,000 for 2006. These payments are normal expenditures at this time of year.
     The 2007 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2007 Tax Information booklet will posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541